EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ADDS JOINT VENTURE WITH ADVENTIST HEALTH SYSTEM

Dallas, Texas (April 23, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it had signed its first joint venture agreement with Adventist Health System.

     The joint venture will develop and operate a surgery center in partnership with Huguley Memorial Medical Center, an Adventist Health System-operated facility located in Fort Worth, Texas, that includes a 213-bed acute care hospital, retirement center, hospice house, behavioral health center and fitness center. The hospital, which was founded in 1977, supports a medical staff of more than 300 primary care and specialty physicians.

     Commenting on the announcement, Donald E. Steen, chairman of United Surgical Partners International, said, “We are very fortunate to have been able to partner with some of the most respected names in the not-for-profit health system sector. We consider Adventist Health System to be an excellent addition to that distinguished list. As the largest not-for-profit Protestant healthcare organization in the United States, Adventist Health System serves more than three million patients annually through 38 hospitals in ten states.”

     “As advances in medical technology have allowed more and more procedures to be done on an outpatient basis, we are pleased to collaborate with our physicians and United Surgical Partners International to build and operate a freestanding outpatient surgical center on our campus,” said Pet Weber, president and chief executive officer of Huguley Memorial Medical Center. “Patients and their physicians will enjoy a convenient, state-of-the-art facility and receive the same compassionate care that they already find throughout the medical center.”

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 74 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 62 domestic facilities, 35 are jointly owned with 20 not-for-profit healthcare systems.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-